Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Third Quarter of 2026 Results

For Release October 28, 2026

●	Net income of $105.2 million in the third quarter of 2026 increased $50.5 million, or 92%, compared to the third quarter of 2025, and increased $26.9 million, or 34%, compared to the second quarter of 2026.
●	Diluted earnings per common share of $2.06 in the third quarter of 2026 increased 112% compared to the third quarter of 2025 and increased 39% compared to the second quarter of 2026.
●	Tangible book value per common share increased to $41.64, a record high for the 31st consecutive quarter, rising 15% from $36.31 at September 30, 2025, and 4% from $39.93 at June 30, 2026.
●	Total assets were $20.9 billion at September 30, 2026, a decrease of 2% from June 30, 2026, and an increase of 7% from December 31, 2025.
●	Available liquidity remained strong at $13.0 billion, or 62% of total assets, supported by $6.3 billion of unused borrowing capacity with the Federal Home Loan Bank and Federal Reserve Discount Window and a diversified mix of highly liquid assets.
●	Capital ratios remained strong, with a total risk-based capital ratio of 13.3%, reflecting the Company’s continued emphasis on financial strength and balance sheet resilience.
●	Results benefited from positive fair value adjustments in noninterest income, including $28.2 million from servicing rights and $19.1 million from a floor derivative, reflecting the natural hedge within the Company's diversified business model. As higher rates pressure mortgage production and gain on sale revenue, they generally support servicing and derivative valuations.
●	The efficiency ratio of 35.35% in the third quarter of 2026 decreased compared to 45.16% in the third quarter of 2025 and 40.20% in the second quarter of 2026, reflecting the positive valuation adjustments in noninterest income.
●	Nonperforming loans decreased $25.4 million, or 12%, to $180.3 million from June 30, 2026, while criticized loans increased $15.4 million, or 3%, to $460.1 million. Compared with December 31, 2025, nonperforming loans decreased $17.5 million, or 9%, and criticized loans decreased $48.1 million, or 9%.
●	The provision for credit losses was $12.0 million, a decrease of $17.2 million from the third quarter of 2025 and an increase of $2.8 million from the second quarter of 2026, primarily reflecting higher specific reserves. Charge-offs were $3.9 million in the third quarter of 2026, compared with $16.5 million in the second quarter of 2026 and $29.5 million in the third quarter of 2025.
●	Total deposits of $15.0 billion increased $787.5 million, or 6%, from June 30, 2026 and $2.0 billion, or 15%, from December 31, 2025. Core deposits of $14.3 billion increased $1.4 billion, or 11%, from June 30, 2026, and represented 95% of total deposits.
●	On September 14, 2026, the Company acquired The Loan Exchange for total consideration of $13.9 million, resulting in the recognition of approximately $11.1 million of goodwill. During the initial ramp-up period, the acquired operations are expected to result in elevated operating expenses and may be dilutive to earnings as production increases and integration activities progress. The acquisition is intended to enhance the Company’s single-family mortgage production platform, provide additional opportunities to generate gain on sale revenue and expand its footprint in the jumbo lending market.

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank, today reported third quarter of 2026 net income of $105.2 million, or diluted earnings per common share of $2.06. This compared to $54.7 million, or diluted earnings per common share of $0.97 in the third quarter of 2025, and compared to $78.3 million, or diluted earnings per common share of $1.48 in the second quarter of 2026.

“Our third-quarter results demonstrate the strength of our diversified business model and disciplined execution across the Company. Earnings increased significantly, tangible book value per common share reached a record high for the 31st consecutive quarter, and we reported lower nonperforming loans and substantially lower charge-offs. While we remain focused on the migration within criticized loan classifications, our strong capital and liquidity position provides the flexibility to support our clients and pursue disciplined growth,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “We delivered strong operating performance during the quarter, with higher servicing rights and derivative valuations that provide an earnings hedge to pressure on gain on sale revenue in the current interest rate environment. Our recently completed acquisition expands our single-family mortgage production capabilities and presence in jumbo lending, creating additional opportunities to generate gain on sale revenue as the platform scales. Although the acquired operations may be dilutive during the initial ramp-up period, we remain focused on effective integration and believe the transaction will support earnings growth over time.”

Net income for the third quarter of 2026 was $105.2 million, an increase of $50.5 million, or 92%, compared to $54.7 million in the third quarter of 2025. The increase was driven by a $37.8 million, or 88%, increase in noninterest income, and a $33.3 million, or 34%, increase in net interest income after provision for credit losses. These were partially offset by an $18.4 million, or 186%, increase in provision for income taxes, and a $2.3 million, or 3% increase in noninterest expense.

Net income for the third quarter of 2026 increased $26.9 million, or 34%, from $78.3 million in the second quarter of 2026. The improvement was primarily driven by a $35.1 million, or 77%, increase in noninterest income, which was partially offset by a $6.8 million, or 31%, increase in provision for income taxes, and a $6.3 million, or 9%, increase in noninterest expense.

Total Assets

Total assets of $20.9 billion at September 30, 2026 decreased $346.5 million, or 2%, compared to June 30, 2026, and increased $1.4 billion, or 7%, compared to December 31, 2025. The increase compared to December 31, 2025 was primarily due to higher balances in the multi-family portfolio, revolving lines of credit collateralized by mortgage servicing rights that are included in the commercial and commercial real estate portfolio, and the warehouse portfolio.

Asset Quality

As of September 30, 2026, the allowance for credit losses on loans was $82.1 million. The allowance increased $6.3 million, or 8%, from June 30, 2026, primarily due to higher specific reserves and adjustments to qualitative factors related to rising interest rates. Compared with December 31, 2025, the allowance decreased $1.2 million, or 1%.

During the third quarter of 2026, the Company recorded $3.9 million of charge-offs and $0.2 million of recoveries, compared with $16.5 million of charge-offs and $4.8 million of recoveries in the second quarter of 2026 and $29.5 million of charge-offs and $23,000 of recoveries in the third quarter of 2025.

As of September 30, 2026, nonperforming loans were $180.3 million, or 1.47% of loans receivable, compared with $205.6 million, or 1.67%, as of June 30, 2026, and $197.8 million, or 1.79%, as of December 31, 2025. Nonperforming loans decreased $25.4 million, or 12%, from June 30, 2026, primarily due to loan payoffs and the transfer of one loan to other real estate owned.

Overall, criticized loans receivable of $460.1 million increased $15.4 million, or 3%, compared to June 30, 2026, and decreased $48.1 million, or 9%, compared to December 31, 2025. As of September 30, 2026, 6% of the criticized loans were covered by credit default swaps.

Loans classified as special mention, which often serve as an earlier-stage indicator of potential credit deterioration, declined to $181.4 million as of September 30, 2026, from $214.8 million as of June 30, 2026 and $204.9 million as of December 31, 2025. The decreases of $33.4 million, or 16%, from June 30, 2026 and $23.5 million, or 11%, from December 31, 2025 indicate moderation in earlier-stage criticized classifications. Substandard loans increased $48.8 million from June 30, 2026, primarily reflecting migration within criticized classifications, and contributed to the sequential increase in total criticized loans. Management continues to monitor these relationships individually, including borrower performance, collateral values, and expected resolution strategies.

Page | 2

As of September 30, 2026, all substandard loans have been individually evaluated for expected credit losses, resulting in specific reserves of $6.6 million. Based on its current evaluations, the Company believes the loan portfolio remains well collateralized.

Total delinquent loans of $215.6 million increased $7.6 million, or 4%, compared to June 30, 2026, primarily in the single-family portfolio, while delinquency in the multi-family portfolio declined. As of September 30, 2026, 10% of the delinquent loans were covered by credit default swaps.

The Company has taken additional steps to reduce credit risk through loan sale and securitization activities since 2019. Since 2023, the Company has also entered into credit protection arrangements through credit default swaps and a credit-linked note to reduce potential loss exposure, with coverage ranging from 13% to 15% of the unpaid principal balance for each arrangement. Although these loans are subject to credit protection, the Company is required to maintain an allowance for credit losses on loans held for investment. As of September 30, 2026, the remaining balance of loans protected by credit default swaps was $2.1 billion.

Total Deposits

Total deposits of $15.0 billion at September 30, 2026, increased $787.5 million, or 6%, compared to June 30, 2026, and $2.0 billion, or 15%, compared to December 31, 2025. The increase in both periods primarily reflected the growth in core deposits.

Core deposits of $14.3 billion at September 30, 2026, reflected increases of $1.4 billion, or 11%, from June 30, 2026, and $3.0 billion, or 27%, from December 31, 2025. Core deposits represented 95% of total deposits at September 30, 2026, 91% of total deposits at June 30, 2026, and 87% of total deposits at December 31, 2025.

Brokered deposits of $723.5 million at September 30, 2026 decreased $574.3 million, or 44%, from June 30, 2026, and $1.0 billion, or 59%, from December 31, 2025. As of September 30, 2026, brokered certificates of deposit had a weighted average remaining maturity of 41 days.

Liquidity

The Company maintained strong liquidity, supported by substantial borrowing capacity, including unused lines of credit totaling $6.3 billion as of September 30, 2026, compared to $5.5 billion at June 30, 2026, and $5.3 billion at December 31, 2025.

The Company’s most liquid assets include cash and cash equivalents, short-term investments, including interest-earning demand deposits, mortgage loans in process of securitization, loans held for sale, and warehouse lines of credit included in loans receivable. Combined with unused borrowing capacity of $6.3 billion, these totaled $13.0 billion, or 62%, of its $20.9 billion of total assets as of September 30, 2026.

This liquidity position provides the Company with flexibility to manage funding costs, interest expense, and asset levels. In addition, the Company’s business model is designed to continuously sell or securitize a significant portion of its loans, which provides flexibility in managing its liquidity.

Comparison of Operating Results for the Three Months Ended

September 30, 2026 and 2025

Net Interest Income of $144.2 million increased $16.1 million, or 13%, compared to $128.1 million. The increase reflected a $9.4 million, or 3%, increase in interest income and a $6.7 million, or 4%, decrease in interest expense.

●	Net interest margin of 2.83% increased one basis point compared to 2.82%.
●	Interest rate spread of 2.44% increased 11 basis points compared to 2.33%.

Interest Income of $311.2 million increased $9.4 million, or 3%, from $301.8 million. The increase primarily reflected higher average balances of loans and loans held for sale and of interest-earning deposits, and other interest or dividends, partially offset by lower average yields.

●	Average balances of $16.2 billion for loans and loans held for sale increased 11%, compared to $14.7 billion.

Page | 3

●	Average balances of $1.3 billion for interest-earning deposits, and other interest or dividends increased $704.4 million, or 126%, compared to $556.9 million.
●	Average yields on loans and loans held for sale of 6.40% decreased 48 basis points compared to 6.88%.
●	Average yields on interest-earning deposits, and other interest or dividends of 4.63% decreased 111 basis points compared to 5.74%.

Interest Expense of $167.0 million decreased $6.7 million, or 4%, compared to $173.7 million. The decrease primarily reflected lower average balances on certificates of deposit at lower rates, which were partially offset by higher average balances on interest-bearing checking accounts at lower average rates.

●	Average balances of $1.1 billion for certificates of deposit decreased $1.1 billion, or 50%, compared to $2.2 billion.
●	Average interest rates of 3.85% on certificates of deposit decreased 72 basis points compared to 4.57%.
●	Average interest rates of 3.52% for interest-bearing checking accounts decreased 50 basis points compared to 4.02%.
●	Average balances on interest-bearing checking accounts of $9.4 billion increased $1.9 billion, or 26%, compared to $7.5 billion.

Provision for Credit Losses was $12.0 million, a decrease of $17.2 million, or 59%, compared to $29.2 million, reflecting improved asset quality, including lower charge-offs.

Noninterest Income of $80.8 million increased $37.8 million, or 88%, compared to $43.0 million. The increase was primarily due to an increase of $26.2 million, or 329%, in loan servicing fees, and an increase of $16.0 million, or 426%, in other noninterest income, partially offset by a $5.6 million, or 23%, decrease in gain on sale of loans.

●	Loan servicing fees included a $28.2 million positive fair value adjustment to servicing rights, with a $5.0 million positive adjustment in the Banking segment and a $23.2 million positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $2.1 million positive fair value adjustment to servicing rights in the prior period with a $394,000 negative adjustment in the Banking segment and a $2.5 million positive adjustment in the Multi-family Mortgage Banking segment. Higher interest rates increased the fair value of servicing rights during the period, driven primarily by higher earnings on escrow and custodial balances. These earnings are an ongoing source of servicing income and represent a recurring economic benefit of a higher-rate environment. To a lesser degree, the increase also reflected slower expected prepayments on certain loans, which extend the period over which servicing income is earned.
●	Other noninterest income included a $19.1 million positive fair value adjustment to floor derivatives, reflected in the Warehouse segment, compared to a $770,000 negative fair value adjustment in the prior period.

Noninterest Expense of $79.5 million increased $2.3 million, or 3%, from $77.3 million. The increase primarily reflected a $2.9 million increase in credit risk transfer premium expense and higher other noninterest and technology expenses, partially offset by decreases of $3.4 million in deposit insurance expense and $1.6 million in professional fees.

Comparison of Operating Results for the Three Months Ended

September 30, 2026 and June 30, 2026

Net Interest Income of $144.2 million increased $7.7 million, or 6%, compared to $136.5 million. The increase reflected a $17.1 million, or 6%, increase in interest income, partially offset by a $9.5 million, or 6%, increase in interest expense.

●	Net interest margin of 2.83% increased two basis points compared to 2.81%.
●	Interest rate spread of 2.44% increased one basis point compared to 2.43%.

Page | 4

Interest Income of $311.2 million increased $17.1 million, or 6%, from $294.1 million. The increase primarily reflected higher average yields on loans and loans held for sale, as well as higher average balances at lower yields on interest-earning deposits and other interest or dividends.

●	Average yields on loans and loans held for sale of 6.40% increased 14 basis points compared to 6.26%.
●	Average balances of $1.3 billion for interest-earning deposits, and other interest or dividends increased $571.8 million, or 83%, compared to $689.5 million.
●	Average yields on interest-earning deposits, and other interest or dividends were 4.63%, a decrease of 86 basis points from 5.49%.

Interest Expense of $167.0 million increased $9.5 million, or 6%, compared to $157.5 million. The increase was primarily driven by higher average balances at higher average rates on interest-bearing checking accounts.

●	Average balances of $9.4 billion for interest-bearing checking accounts increased $1.5 billion, or 19%, compared to $7.9 billion.
●	Average interest rates on interest-bearing checking accounts of 3.52% increased by nine basis points compared to 3.43%.

Provision for Credit Losses increased $2.8 million, or 31%, to $12.0 million from $9.2 million, primarily due to higher specific reserves.

Noninterest Income of $80.8 million increased $35.1 million, or 77%, from $45.7 million. The increase reflected a $22.2 million, or 185%, increase in loan servicing fees, an $8.0 million, or 68%, increase in other noninterest income, and a $5.9 million, or 45%, increase in gain on sale of loans.

●	Loan servicing fees included a $28.2 million positive fair value adjustment to servicing rights, consisting of a $5.0 million positive adjustment in the Banking segment and a $23.2 million positive adjustment in the Multi-family Mortgage Banking segment. This compared with a $6.0 million positive fair value adjustment in the prior quarter, consisting of a $1.4 million positive adjustment in the Banking segment and a $4.6 million positive adjustment in the Multi-family Mortgage Banking segment. Higher interest rates increased the fair value of servicing rights during the period, driven primarily by higher earnings on escrow and custodial balances. These earnings are an ongoing source of servicing income and represent a recurring economic benefit of a higher-rate environment. To a lesser degree, the increase also reflected slower expected prepayments on certain loans, which extend the period over which servicing income is earned.
●	Other noninterest income included a $19.1 million positive fair value adjustment to floor derivatives, reflected in the Warehouse segment, compared to a $1.9 million positive fair value adjustment to derivatives in the prior period.

Noninterest Expense of $79.5 million increased $6.3 million, or 9%, from $73.2 million, primarily due to a $5.7 million increase in salaries and employee benefits, including higher commissions associated with increased production volume.

Page | 5

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that primarily offers multi-family housing and healthcare facility financing and servicing (through this segment it also serves as a syndicator of low-income housing tax credit and debt funds); Mortgage Warehousing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $20.9 billion in assets and $15.0 billion in deposits as of September 30, 2026, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Investment Partners, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of factors identified in “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

INVESTOR CONTACT: TAMI DURLE

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@bankmerchants.com

Page | 6

Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Assets
Cash and due from banks	$11,906	$17,875	$19,642	$15,844	$11,566
Interest-earning demand accounts	307,938	296,828	63,573	196,358	586,470
Cash and cash equivalents	319,844	314,703	83,215	212,202	598,036
Securities purchased under agreements to resell	1,489	1,501	1,511	1,520	1,529
Mortgage loans in process of securitization	447,905	407,418	437,001	620,094	414,786
Securities available for sale (includes $496,567, $527,676, $550,207, $571,314 and $591,379 at fair value)	787,423	820,105	843,896	865,058	885,070
Securities held to maturity (fair value of $1,535,615, $1,353,543, $1,426,444, $1,543,554 and $1,670,306)	1,535,361	1,354,885	1,425,982	1,543,659	1,670,555
Federal Home Loan Bank (FHLB) stock and other equity securities	227,589	227,589	227,589	227,589	217,850
Loans held for sale (includes $169,774, $148,368, $163,426, $76,980 and $112,832 at fair value)	4,043,914	4,615,894	4,709,688	3,873,012	4,129,329
Loans receivable (includes $41,548, $46,024, $46,427, $47,318 and $0 at fair value), net of allowance for credit losses on loans of $82,130, $75,803, $76,831, $83,301 and $93,330	12,184,623	12,262,800	11,399,882	10,951,381	10,515,221
Premises and equipment, net	76,704	74,664	73,695	73,929	75,148
Servicing rights	267,613	236,949	229,576	217,296	213,156
Interest receivable	81,042	82,078	77,326	81,807	82,445
Goodwill	19,144	8,014	8,014	8,014	8,014
Other real estate owned	91,696	72,389	60,226	60,145	4,347
Other assets and receivables	799,152	750,993	744,181	713,237	539,161
Total assets	$20,883,499	$21,229,982	$20,321,782	$19,448,943	$19,354,647
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$531,108	$606,682	$501,864	$604,081	$399,814
Interest-bearing	14,510,687	13,647,632	12,449,889	12,437,111	13,534,891
Total deposits	15,041,795	14,254,314	12,951,753	13,041,192	13,934,705
Borrowings	3,017,581	4,282,597	4,773,490	3,842,592	2,902,631

Deferred and current tax liabilities, net	60,462	50,140	46,403	33,900	28,973
Other liabilities	280,364	249,127	219,833	250,500	262,904
Total liabilities	18,400,202	18,836,178	17,991,479	17,168,184	17,129,213
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 75,000,000 shares
Issued and outstanding - 45,940,371 shares, 45,938,075 shares, 45,935,408 shares, 45,893,172 shares and 45,889,238 shares	245,265	244,345	243,433	243,310	242,371
Preferred stock, without par value - 5,000,000 total shares authorized
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 200,000 shares
Issued and outstanding - 196,181 shares (equivalent to 7,847,233 depositary shares)	191,084	191,084	191,084	191,084	191,084
8.25% Series D Preferred stock - $1,000 per share liquidation preference
Authorized - 300,000 shares
Issued and outstanding - 142,500 shares (equivalent to 5,700,000 depositary shares)	137,459	137,459	137,459	137,459	137,459
7.625% Series E Preferred stock - $1,000 per share liquidation preference
Authorized - 230,000 shares
Issued and outstanding - 230,000 shares (equivalent to 9,200,000 depositary shares)	222,748	222,748	222,748	222,748	222,748
Retained earnings	1,689,230	1,599,367	1,536,383	1,486,191	1,431,983
Accumulated other comprehensive loss	(2,489)	(1,199)	(804)	(33)	(211)
Total shareholders' equity	2,483,297	2,393,804	2,330,303	2,280,759	2,225,434
Total liabilities and shareholders' equity	$20,883,499	$21,229,982	$20,321,782	$19,448,943	$19,354,647

Page | 7

Consolidated Statement of Income
(Unaudited)
(In thousands, except share data)

	Three Months Ended			Change
	September 30,	June 30,	September 30,	3Q26	3Q26
	2026	2026	2025	vs. 2Q26	vs. 3Q25
Interest Income
Loans	$261,789	$252,546	$254,101	4%	3%
Mortgage loans in process of securitization	5,240	4,455	5,308	18%	(1)%
Investment securities:
Available for sale	9,377	9,562	11,880	(2)%	(21)%
Held to maturity	20,056	18,076	22,427	11%	(11)%
FHLB stock and other equity securities (dividends)	4,866	4,979	4,265	(2)%	14%
Other	9,858	4,454	3,798	121%	160%
Total interest income	311,186	294,072	301,779	6%	3%
Interest Expense
Deposits	129,627	116,839	139,744	11%	(7)%
Short-term borrowings	34,715	37,608	25,926	(8)%	34%
Long-term borrowings	2,675	3,089	8,051	(13)%	(67)%
Total interest expense	167,017	157,536	173,721	6%	(4)%
Net Interest Income	144,169	136,536	128,058	6%	13%
Provision for credit losses	12,003	9,184	29,239	31%	(59)%
Net Interest Income After Provision for Credit Losses	132,166	127,352	98,819	4%	34%
Noninterest Income
Gain on sale of loans	19,045	13,160	24,671	45%	(23)%
Loan servicing fees, net	34,225	11,992	7,986	185%	329%
Mortgage warehouse fees	1,698	1,857	1,736	(9)%	(2)%
Syndication and asset management fees	6,050	6,933	4,864	(13)%	24%
Other income	19,754	11,738	3,757	68%	426%
Total noninterest income	80,772	45,680	43,014	77%	88%
Noninterest Expense
Salaries and employee benefits	44,999	39,345	44,152	14%	2%
Loan expense	998	1,177	1,263	(15)%	(21)%
Occupancy and equipment	3,360	3,462	2,453	(3)%	37%
Professional fees	1,793	3,328	3,371	(46)%	(47)%
Deposit insurance expense	5,972	5,893	9,376	1%	(36)%
Technology expense	3,959	2,893	2,608	37%	52%
Credit risk transfer premium expense	7,106	6,100	4,194	16%	69%
Other expense	11,333	11,050	9,833	3%	15%
Total noninterest expense	79,520	73,248	77,250	9%	3%
Income Before Income Taxes	133,418	99,784	64,583	34%	107%
Provision for income taxes	28,237	21,481	9,882	31%	186%
Net Income	$105,181	$78,303	$54,701	34%	92%
Dividends on preferred stock	(10,265)	(10,266)	(10,265)	—	—
Net Income Available to Common Shareholders	$94,916	$68,037	$44,436	40%	114%
Basic Earnings Per Share	$2.07	$1.48	$0.97	40%	113%
Diluted Earnings Per Share	$2.06	$1.48	$0.97	39%	112%
Weighted-Average Shares Outstanding
Basic	45,939,123	45,936,610	45,887,143
Diluted	46,032,977	46,005,938	45,950,216

Page | 8

Consolidated Statement of Income
(Unaudited)
(In thousands, except share data)

	Nine Months Ended
	September 30,	September 30,
	2026	2025	Change
Interest Income
Loans	$744,604	$749,022	(1)%
Mortgage loans in process of securitization	14,082	14,355	(2)%
Investment securities:
Available for sale	28,881	36,333	(21)%
Held to maturity	57,611	69,951	(18)%
FHLB stock and other equity securities (dividends)	14,239	13,278	7%
Other	16,352	10,443	57%
Total interest income	875,769	893,382	(2)%
Interest Expense
Deposits	356,315	395,060	(10)%
Short-term borrowings	101,260	96,271	5%
Long-term borrowings	8,841	23,078	(62)%
Total interest expense	466,416	514,409	(9)%
Net Interest Income	409,353	378,973	8%
Provision for credit losses	36,486	89,993	(59)%
Net Interest Income After Provision for Credit Losses	372,867	288,980	29%
Noninterest Income
Gain on sale of loans	45,711	59,632	(23)%
Loan servicing fees, net	61,316	18,134	238%
Mortgage warehouse fees	5,175	5,288	(2)%
Syndication and asset management fees	16,100	17,960	(10)%
Other income	44,749	16,173	177%
Total noninterest income	173,051	117,187	48%
Noninterest Expense
Salaries and employee benefits	122,909	124,137	(1)%
Loan expense	3,360	3,203	5%
Occupancy and equipment	9,903	7,298	36%
Professional fees	7,888	9,424	(16)%
Deposit insurance expense	20,273	23,756	(15)%
Technology expense	9,531	7,428	28%
Credit risk transfer premium expense	18,970	12,823	48%
Other expense	35,576	28,182	26%
Total noninterest expense	228,410	216,251	6%
Income Before Income Taxes	317,508	189,916	67%
Provision for income taxes	66,292	38,995	70%
Net Income	$251,216	$150,921	66%
Dividends on preferred stock	(30,796)	(30,796)	—
Impact of preferred stock redemption	—	(5,371)	(100)%
Net Income Available to Common Shareholders	$220,420	$114,754	92%
Basic Earnings Per Share	$4.80	$2.50	92%
Diluted Earnings Per Share	$4.79	$2.50	92%
Weighted-Average Shares Outstanding
Basic	45,935,256	45,865,167
Diluted	46,012,252	45,931,518

Page | 9

Key Operating Results
(Unaudited)
($ in thousands, except share data)

	Three Months Ended			Change
	September 30,	June 30,	September 30,	3Q26		3Q26
	2026	2026	2025	vs. 2Q26		vs. 3Q25

Noninterest expense	$79,520	$73,248	$77,250	9%		3%

Net interest income (before provision for credit losses)	144,169	136,536	128,058	6%		13%
Noninterest income	80,772	45,680	43,014	77%		88%
Total income	$224,941	$182,216	$171,072	23%		31%

Efficiency ratio	35.35%	40.20%	45.16%	(485)	bps	(981)	bps

Average assets	$21,389,646	$20,578,875	$18,813,165	4%		14%
Net income	105,181	78,303	54,701	34%		92%
Return on average assets before annualizing	0.49%	0.38%	0.29%
Annualization factor	4.00	4.00	4.00
Return on average assets	1.97%	1.52%	1.16%	45	bps	81	bps

Return on average tangible common shareholders' equity (1)	20.11%	14.95%	10.69%	516	bps	942	bps

Tangible book value per common share (1)	$41.64	$39.93	$36.31	4%		15%

Tangible common shareholders' equity/tangible assets (1)	9.17%	8.64%	8.61%	53	bps	56	bps

Consolidated ratios
Total capital/risk-weighted assets(2)	13.3%	12.5%	13.6%
Tier I capital/risk-weighted assets(2)	12.8%	12.1%	13.0%
Common Equity Tier I capital/risk-weighted assets(2)	9.9%	9.3%	9.8%
Tier I capital/average assets(2)	11.5%	11.6%	11.8%

(1)	Non-GAAP financial measure - see “Reconciliation of Non-GAAP Measures” below:

(2)	As defined by regulatory agencies; September 30, 2026 shown as estimates and prior periods shown as reported.

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock dividends.  Tangible common shareholders’ equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total equity.  Tangible assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of shares outstanding.

	Three Months Ended			Change
	September 30,	June 30,	September 30,	3Q26		3Q26
	2026	2026	2025	vs. 2Q26		vs. 3Q25

Average shareholders' equity	$2,447,619	$2,379,573	$2,221,677	3%		10%
Less: average goodwill & intangibles	(8,163)	(8,043)	(8,059)	1%		1%
Less: average preferred stock	(551,291)	(551,291)	(551,291)	—		—
Average tangible common shareholders' equity	$1,888,165	$1,820,239	$1,662,327	4%		14%

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	20.11%	14.95%	10.69%	516	bps	942	bps

Total equity	$2,483,297	$2,393,804	$2,225,434	4%		12%
Less: goodwill and intangibles	(19,179)	(8,040)	(8,056)	139%		138%
Less: preferred stock	(551,291)	(551,291)	(551,291)	—		—
Tangible common shareholders' equity	$1,912,827	$1,834,473	$1,666,087	4%		15%

Assets	$20,883,499	$21,229,982	$19,354,647	(2)%		8%
Less: goodwill and intangibles	(19,179)	(8,040)	(8,056)	139%		138%
Tangible assets	$20,864,320	$21,221,942	$19,346,591	(2)%		8%

Ending common shares	45,940,371	45,938,075	45,889,238

Tangible book value per common share	$41.64	$39.93	$36.31	4%		15%
Tangible common shareholders' equity/tangible assets	9.17%	8.64%	8.61%	53	bps	56	bps

Page | 10

Key Operating Results
(Unaudited)
($ in thousands, except share data)

	Nine Months Ended
	September 30,	September 30,
	2026	2025	Change

Noninterest expense	$228,410	$216,251	6%

Net interest income (before provision for credit losses)	409,353	378,973	8%
Noninterest income	173,051	117,187	48%
Total income	$582,404	$496,160	17%

Efficiency ratio	39.22%	43.58%	(436)	bps

Average assets	$20,316,082	$18,546,941	10%
Net income	251,216	150,921	66%
Return on average assets before annualizing	1.24%	0.81%
Annualization factor	1.33	1.33
Return on average assets	1.64%	1.08%	56	bps

Return on average tangible common shareholders' equity (1)	16.06%	9.33%	673	bps

Tangible book value per common share (1)	$41.64	$36.31	15%

Tangible common shareholders' equity/tangible assets (1)	9.17%	8.61%	56	bps

(1)	Non-GAAP financial measure - see “Reconciliation of Non-GAAP Measures” below:

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock dividends.  Tangible common shareholders’ equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total equity.  Tangible assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of shares outstanding.

	Nine Months Ended
	September 30,	September 30,
	2026	2025	Change

Average shareholders' equity	$2,384,971	$2,194,786	9%
Less: average goodwill & intangibles	(8,085)	(8,065)	—
Less: average preferred stock	(551,291)	(551,733)	—
Average tangible common shareholders' equity	$1,825,595	$1,634,988	12%

Annualization factor	1.33	1.33
Return on average tangible common shareholders' equity	16.06%	9.33%	673	bps

Total equity	$2,483,297	$2,225,434	12%
Less: goodwill and intangibles	(19,179)	(8,056)	138%
Less: preferred stock	(551,291)	(551,291)	—
Tangible common shareholders' equity	$1,912,827	$1,666,087	15%

Assets	$20,883,499	$19,354,647	8%
Less: goodwill and intangibles	(19,179)	(8,056)	138%
Tangible assets	$20,864,320	$19,346,591	8%

Ending common shares	45,940,371	45,889,238

Tangible book value per common share	$41.64	$36.31	15%
Tangible common shareholders' equity/tangible assets	9.17%	8.61%	56	bps

Page | 11

Merchants Bancorp
Average Balance Analysis
($ in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-earning deposits, and other interest or dividends	$1,261,259	$14,724	4.63%	$689,479	$9,433	5.49%	$556,894	$8,063	5.74%
Securities available for sale	811,347	9,377	4.59%	832,715	9,562	4.61%	923,603	11,880	5.10%
Securities held to maturity	1,547,486	20,056	5.14%	1,398,098	18,076	5.19%	1,510,857	22,427	5.89%
Mortgage loans in process of securitization	385,028	5,240	5.40%	353,297	4,455	5.06%	395,388	5,308	5.33%
Loans and loans held for sale	16,223,620	261,789	6.40%	16,185,486	252,546	6.26%	14,654,535	254,101	6.88%
Total interest-earning assets	20,228,740	311,186	6.10%	19,459,075	294,072	6.06%	18,041,277	301,779	6.64%
Allowance for credit losses on loans	(75,220)			(80,566)			(105,347)
Noninterest-earning assets	1,236,126			1,200,366			877,235

Total assets	$21,389,646			$20,578,875			$18,813,165

Liabilities & Shareholders' Equity:

Interest-bearing checking	$9,374,540	83,186	3.52%	$7,891,368	67,395	3.43%	$7,451,868	75,415	4.02%
Money market/savings deposits	3,966,775	35,540	3.55%	4,117,113	36,120	3.52%	3,806,731	38,547	4.02%
Certificates of deposit	1,123,002	10,901	3.85%	1,386,717	13,324	3.85%	2,238,401	25,782	4.57%
Total interest-bearing deposits	14,464,317	129,627	3.56%	13,395,198	116,839	3.50%	13,497,000	139,744	4.11%

Borrowings	3,641,885	37,390	4.07%	4,017,881	40,697	4.06%	2,476,365	33,977	5.44%
Total interest-bearing liabilities	18,106,202	167,017	3.66%	17,413,079	157,536	3.63%	15,973,365	173,721	4.31%

Noninterest-bearing deposits	562,897			542,526			392,569
Noninterest-bearing liabilities	272,928			243,697			225,554

Total liabilities	18,942,027			18,199,302			16,591,488

Shareholders' equity	2,447,619			2,379,573			2,221,677

Total liabilities and shareholders' equity	$21,389,646			$20,578,875			$18,813,165

Net interest income		$144,169			$136,536			$128,058

Net interest spread			2.44%			2.43%			2.33%

Net interest-earning assets	$2,122,538			$2,045,996			$2,067,912

Net interest margin			2.83%			2.81%			2.82%

Average interest-earning assets to average interest-bearing liabilities			111.72%			111.75%			112.95%

Page | 12

Supplemental Results
(Unaudited)
($ in thousands)

	Net Income			Net Income
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Segment
Multi-family Mortgage Banking	$30,817	$10,336	$12,076	$52,167	$24,758
Mortgage Warehousing	44,550	30,599	23,564	103,797	61,948
Banking	43,774	47,337	29,551	129,091	91,232
Other	(13,960)	(9,969)	(10,490)	(33,839)	(27,017)
Total	$105,181	$78,303	$54,701	$251,216	$150,921

	Total Assets
	September 30, 2026		June 30, 2026		December 31, 2025
	Amount	%	Amount	%	Amount	%
Segment
Multi-family Mortgage Banking	$579,955	3%	$567,941	2%	$526,423	3%
Mortgage Warehousing	8,086,866	39%	8,647,738	41%	7,251,653	37%
Banking	11,760,899	56%	11,581,635	55%	11,307,401	58%
Other	455,779	2%	432,668	2%	363,466	2%
Total	$20,883,499	100%	$21,229,982	100%	$19,448,943	100%

	Gain on Sale of Loans			Gain on Sale of Loans
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Loan Type
Multi-family	$18,583	$11,755	$22,458	$41,760	$52,398
Single-family	(403)	489	775	474	3,409
Small Business Association (SBA)	865	916	1,438	3,477	3,825
Total	$19,045	$13,160	$24,671	$45,711	$59,632

	Servicing Rights			Servicing Rights
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025

Balance, beginning of period	$236,949	$229,576	$193,037	$217,296	$189,935
Additions
Purchased servicing	110	-	12,858	235	12,928
Originated servicing	5,422	4,010	7,588	15,181	16,170
Subtractions
Paydowns	(3,019)	(2,652)	(2,450)	(8,203)	(7,504)
Changes in fair value	28,151	6,015	2,123	43,104	1,627
Balance, end of period	$267,613	$236,949	$213,156	$267,613	$213,156

Page | 13

Supplemental Results
(Unaudited)
($ in thousands)

	Loans Receivable and Loans Held for Sale
	September 30,	June 30,	December 31,
	2026	2026	2025

Mortgage warehouse repurchase agreements (4)	$1,901,659	$2,168,175	$1,600,285
Residential real estate (1)	1,044,688	1,078,358	1,018,780
Multi-family financing	6,088,475	5,855,477	5,332,680
Healthcare financing	1,160,189	1,303,597	1,385,359
Commercial and commercial real estate (2)(3)(4)	1,972,519	1,837,427	1,603,551
Agricultural production and real estate	95,392	91,609	92,077
Consumer and margin loans	3,831	3,960	1,950
Loans receivable	12,266,753	12,338,603	11,034,682

Less: Allowance for credit losses on loans	82,130	75,803	83,301

Loans receivable, net	$12,184,623	$12,262,800	$10,951,381

Loans held for sale (4)	4,043,914	4,615,894	3,873,012
Total loans, net of allowance	$16,228,537	$16,878,694	$14,824,393

(1)	Includes $0.8 billion of All-In-One © first-lien home equity lines of credit as of September 30, 2026, June 30, 2026 and December 31, 2025.
(2)	Includes $1.2 billion, $1.2 billion and $0.9 billion of revolving lines of credit collateralized primarily by mortgage servicing rights as of September 30, June 30, 2026 and December 31, 2025, respectively.
(3)	Includes only $6.9 million, $19.0 million and $19.5 million of non-owner occupied commercial real estate as of September 30, 2026, June 30, 2026 and December 31, 2025, respectively.
(4)	The warehouse portfolio is exclusively made up of loans to residential and multi-family mortgage bankers that are funding agency-eligible mortgages and commercial loans, which represent all of the Company’s loans to non-depository institutions.

	Loan Credit Risk Profile
	September 30, 2026		June 30, 2026		December 31, 2025
	Amount	%	Amount	%	Amount	%

Pass	$11,806,653	96.2%	$11,893,874	96.4%	$10,526,493	95.4%

Special mention	181,402	1.5%	214,786	1.7%	204,918	1.9%
Substandard	278,698	2.3%	229,943	1.9%	303,271	2.7%
Criticized loans	460,100	3.8%	444,729	3.6%	508,189	4.6%
Total loans receivable	$12,266,753	100.0%	$12,338,603	100.0%	$11,034,682	100.0%
Charge-offs (year-to-date)	$43,398		$39,511		$124,116
Recoveries (year-to-date)	$5,612		$5,405		$127

	Nonperforming Loans
	September 30,	June 30,	December 31,
	2026	2026	2025

Nonaccrual loans	$177,568	$205,545	$197,812
90 days past due and still accruing	2,710	87	—
Total nonperforming loans	$180,278	$205,632	$197,812
Other real estate owned	91,696	72,389	60,145
Total nonperforming assets	$271,974	$278,021	$257,957
Nonperforming loans to total loans receivable	1.47%	1.67%	1.79%
Nonperforming assets to total assets	1.30%	1.31%	1.33%

	Delinquent Loans
	September 30,	June 30,	December 31,
	2026	2026	2025

Delinquent loans:
Loans receivable	$215,560	$207,700	$206,561
Loans held for sale	—	263	265
Total delinquent loans	$215,560	$207,963	$206,826
Total loans receivable and loans held for sale	$16,310,667	$16,954,497	$14,907,694
Delinquent loans to total loans	1.32%	1.23%	1.39%

Page | 14

Supplemental Results
(Unaudited)
($ in thousands)

	Deposits
	September 30,	June 30,	December 31,
	2026	2026	2025

Noninterest-bearing deposits
Core demand deposits	$531,108	$606,682	$604,081

Interest-bearing deposits
Demand deposits:
Core demand deposits	$9,329,208	$7,820,104	$6,207,814
Brokered demand deposits	350,321	503,257	600,000
Total interest-bearing demand deposits	9,679,529	8,323,361	6,807,814
Money market/savings deposits:
Core money market/savings deposits	3,993,613	3,944,677	3,566,523
Brokered money market/savings deposits	381	2,912	201,010
Total money market/savings deposits	3,993,994	3,947,589	3,767,533
Certificates of deposit:
Core certificates of deposits	464,364	585,061	905,448
Brokered certificates of deposits	372,800	791,621	956,316
Total certificates of deposits	837,164	1,376,682	1,861,764

Total interest-bearing deposits	14,510,687	13,647,632	12,437,111

Total deposits	$15,041,795	$14,254,314	$13,041,192

Total core deposits	$14,318,293	$12,956,524	$11,283,866
Total brokered deposits	723,502	1,297,790	1,757,326
Total deposits	$15,041,795	$14,254,314	$13,041,192

Page | 15